Exhibit 99.1

PRESS RELEASE
Contact:  David M. Holmes
(210) 255-6892

Elliot Sloane – Media
Sloane & Company
(212) 446-1860

KCI RESPONDS TO RELEASE OF CMS COMPETITIVE BIDDING RULE

SAN ANTONIO—April 3, 2007—Kinetic Concepts, Inc. (NYSE:KCI), a global medical technology company with leadership positions in advanced wound care and therapeutic surfaces, today issued a statement on the recently-released final competitive bidding rule by the Centers for Medicare and Medicaid Services (“CMS”).   The rule establishes Medicare competitive bidding procedures for durable medical equipment used in the home for ten designated metropolitan areas and includes the category of Negative Pressure Wound Therapy, including related accessories and supplies (collectively, “NPWT”), in the initial phase of competitive bidding, which is scheduled to take effect in April 2008.  The Company estimates that V.A.C.® rentals and sales to Medicare beneficiaries in the ten designated metropolitan areas represented approximately $14 million or 1.7% of KCI’s total U.S. V.A.C.® revenue, or approximately 1% of KCI’s total revenue, in 2006.  The competitive bidding rule calls for the addition of 70 other metropolitan areas to the competitive bidding program beginning in April 2009.

“KCI remains confident that our proprietary V.A.C.® Therapy, coupled with our clinical support network, provides Medicare and its beneficiaries superior outcomes at the lowest possible cost. Wound-care physicians and care-givers understand that the total cost of treatment is a function of reduced healing times and fewer complications and that V.A.C.® Therapy remains the only clinically proven NPWT therapy,” said Catherine M. Burzik, President and CEO of KCI.  “We will closely evaluate the CMS competitive bidding framework and the appropriate level of KCI’s participation in the bidding program.  We believe that the rule as published may unfortunately reduce access to KCI’s life- and limb-saving V.A.C.® Therapy for the nation’s elderly and disabled.  We favor an outcomes-based reimbursement strategy for the NPWT category and will continue dialog with CMS on this alternative to competitive bidding.”

Ms. Burzik concluded, “Going forward, KCI is committed to continuing to differentiate the efficacy of V.A.C.® Therapy and the importance of clinical support in the healing process.  V.A.C.® technology has been a breakthrough therapy across care settings.  In fact, in the last few years, we know that our therapy has transformed treatment of war wounds in Iraq and Afghanistan, saving lives and limbs of hundreds of wounded military personnel.”

About KCI

Kinetic Concepts, Inc. is a global medical technology company with leadership positions in advanced wound care and therapeutic surfaces. We design, manufacture, market and service a wide range of proprietary products that can improve clinical outcomes while helping to reduce the overall cost of patient care. Our advanced wound care systems incorporate our proprietary V.A.C.® technology, which has been clinically demonstrated to help promote wound healing and can help reduce the cost of treating patients with serious wounds. Our therapeutic surfaces, including specialty hospital beds, mattress replacement systems and overlays, are designed to address pulmonary complications associated with immobility and to prevent skin breakdown. We have an infrastructure designed to meet the specific needs of medical professionals and patients across all health care settings including acute care hospitals, extended care facilities and patients' homes both in the United States and abroad.

Forward-Looking Statements

This press release contains forward-looking statements, including management’s expectations for the impact of competitive bidding on KCI’s revenue and business.  The forward-looking statements contained herein are based on our current expectations and are subject to a number of uncertainties.  All information set forth in this release is as of April 3, 2007.  We undertake no duty to update this information.  More information about the company is described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which is on file with the SEC and available at the SEC’s website at www.sec.gov.